Exhibit 99.1

Crescent Energy Reports 2021 Financial and Operational Results

Company Declares Fourth Quarter 2021 Cash Dividend of $0.12 per Share

Houston, March 9, 2022 – Crescent Energy Company (NYSE: CRGY) today announced actual and pro forma financial and operational results for 2021 and declared a quarterly cash dividend of $0.12 per share, payable on March 31, 2022, to holders of record on March 18, 2022. Crescent plans to host a conference call and webcast to discuss these results, as well as its 2022 outlook at 10 a.m. CT, Thursday, March 10. Complete details are available within this release.

Pro forma 2021 financial and operational results are related to the business combination (the “Contango Merger”) between Independence Energy LLC (“Independence”) and Contango Oil & Gas Company (“Contango”) to form Crescent Energy Company (“Crescent” or “the Company”). Actual 2021 financial and operational results include legacy results of Independence, Crescent’s financial reporting predecessor, from January 1 through December 6, 2021 and 25 days of Crescent results beginning December 7, 2021.

2021 Pro Forma Highlights

–	Successfully integrated Independence and Contango to form Crescent, a differentiated energy company
–	Closed three transactions in the second half of 2021, including two asset acquisitions totaling approximately $140 million and the transformational Contango Merger
–	Scaled business with strong 2021 cash flow and substantial year-end reserves:

Select Results	2021 Pro Forma
Total Revenues (GAAP)	$1,968 MM
Net Loss (GAAP)(1)	$(435) MM
Adj. EBITDAX (non-GAAP)(2)	$682 MM
Levered Free Cash Flow (“Levered FCF”) (non-GAAP)(2)	$384 MM
Unhedged Adj. EBITDAX (non-GAAP)(2)	$1,055 MM
Net Debt / Adj. EBITDAX(2)	1.3x
Net Debt / Unhedged Adj. EBITDAX(2)	0.9x
Total Proved Standardized Measure(3)	$5.0 Bn
Total Proved PV-10(2)(3)	$5.2 Bn
Proved Developed PV-10(2)(3)	$4.3 Bn

Uinta Basin Acquisition and 2022 Outlook:

–	Pending $815 million acquisition of high-margin oil assets in the Uinta Basin, expected to close in 1H’22
○	Deal consistent with strategy to acquire high-value and accretive cash flowing assets while maintaining financial strength
–	Scales Crescent’s production base in the Rockies region and adds multi-year inventory of proven, high-return development locations
–	Increased Adj. EBITDAX(2) guidance to $1.1-$1.2 billion with $375-$475 million of Levered FCF(2)
–	Expect to pay a $0.17 / share quarterly dividend(4), post close of Uinta transaction, based on 10% of 2022E Adjusted EBITDAX(2) guidance
–	Transaction maintains strong balance sheet with expected post close net leverage ratio of 1.4x(5)

Crescent CEO David Rockecharlie said, “2021 was a transformational year for Crescent – we generated significant free cash flow, continued to scale our business, maintained our strong balance sheet and began trading in December as a public company. Although we have a new name and ticker symbol, our business strategy is well established and has been executed consistently over the last decade. The recently announced Uinta acquisition adds significant cash flow and resource upside from high return oil assets in a proven basin at a very attractive entry price. We enter 2022 with strong momentum and a differentiated strategy that is well positioned to create value for our shareholders.”

Please refer to the Company’s Current Report on Form 8-K which can be found at the SEC’s website at www.sec.gov, for additional details and information regarding the historical financial results of Crescent and Contango and the assumptions made in preparing the pro forma financial statements derived therefrom that are summarized herein.

Q4 Dividend

Crescent’s Board of Directors approved a quarterly cash dividend of $0.12 per share for the fourth quarter of 2021, or $0.48 per share on an annualized basis. The quarterly dividend is payable on March 31, 2022 to shareholders of record as of the close of business on March 18, 2022.

Commitment to ESG

Crescent continues to advance its sustainability initiatives and has achieved the following milestones since closing the Contango Merger in December 2021:

•	Issued its inaugural ESG report in December 2021, with updated disclosures planned for mid-2022
○	Reported key ESG performance metrics according to the Value Reporting Foundation’s SASB Standard for Oil & Gas – Exploration & Production
○	Established Crescent’s ESG priorities as climate change, environmental, health and safety, water management, community engagement and diversity, equity and inclusion
•	Formed an ESG Advisory Council to advise management and the Board on ESG-related topics
•	Joined the Oil & Gas Methane Partnership (OGMP) 2.0 initiative to enhance reporting of methane emissions

Operational Update

Crescent produced 116 net MBoe/d for the month of December 2021 on an actual basis. During 2021, Crescent invested approximately $230 million of pro forma development capital to bring online 95 gross (20 net) wells in the Eagle Ford, DJ and Permian basins. Total pro forma operating expense for the year totaled $17.47 per Boe, with pro forma operating expense, excluding production taxes, of $14.53 per Boe.

In 2022, Crescent expects to bring online 32-38 gross operated wells in the Eagle Ford with greater than 90% average working interest. Crescent plans to operate two rigs in the Uinta Basin for the remainder of the year, subject to closing of the transaction.

Financial Position

As of December 31, 2021, the Company had principal amount of indebtedness of $1.0 billion and net debt of approximately $915 million. In February 2022, Crescent issued an additional $200 million aggregate principal amount of its existing senior unsecured notes (the “Tack-On Offering”) and used the net proceeds to repay amounts outstanding on its credit facility (“Crescent Credit Facility”).

As of December 31, 2021, on a pro forma basis for the Tack-On Offering, Crescent had $700 million of senior unsecured notes and $345 million of outstanding borrowings on the Crescent Credit Facility. Pro forma for the Tack-On Offering, Crescent exited the year with a net debt to 2021 Pro Forma Adjusted EBITDAX(2) ratio of 1.3x and a net debt to 2021 Pro Forma Unhedged Adjusted EBITDAX(2) ratio of 0.9x.

Upon the closing of the Contango Merger in December, the Company’s borrowing base increased to $1.3 billion with an elected commitment of $700 million. Total liquidity as of December 31, 2021 on a pro forma basis for the

Tack-On Offering was $463 million, including outstanding letters of credit of $21 million and cash and cash equivalents of $129 million.

Crescent’s lenders authorized an increase of the Company’s elected commitment amount under the existing revolving credit facility to $1.3 billion from $700 million, contingent upon the closing of the Uinta transaction.

2022 Guidance: Standalone and Pro Forma for the Uinta Acquisition

Initial 2022E guidance is below, on both a standalone basis and combined basis for the pending Uinta Basin acquisition assuming nine months of contribution from the acquisition. Estimates are based on $75/Bbl NYMEX WTI and $3.75/MMBtu Henry Hub pricing:

	CRGY Standalone Full Year 2022	Pro Forma CRGY (Nine Months of Uinta Acquisition)	Annualized Pro Forma Mid-Point(6)

EBITDAX and Levered Free Cash Flow
Adjusted EBITDAX (non-GAAP)(2)	$800 - $850 MM	$1,100 - $1,200 MM	$1,260 MM
Unhedged Adj. EBITDAX (non-GAAP)(2)	$1,100 - $1,150 MM	$1,400 - $1,500 MM	$1,560 MM
Levered Free Cash Flow (non-GAAP)(2)	$325 - $375 MM	$375 - $475 MM	$450 MM
Production(7)	114 - 124 MBoe/d	134 - 148 MBoe/d	148 Mboe/d
% Oil / % Liquids	~40% / ~55%	~45% / ~58%
Capital (Excl. Potential Acquisitions)	$375 - $425 MM	$600 - $700 MM
Per Unit Expenses
Operating Expense(8)	$17.25 - $18.25 / Boe	$15.50 - $16.50 / Boe
Adj. Cash G&A (Incl. Management Comp)(2)	$1.60 - $1.80 / Boe	$1.45 - $1.55 / Boe
Implied 2022 Quarterly Dividend(4)	$0.12 / Share	$0.17 / Share
Outstanding Share Count (Class A & B)	169.5 MM	169.5 MM
Net Debt / LTM Adj. EBITDAX(2)(5)	1.3x	1.4x
Pro Forma Net Debt	$915	$1,625
Proved Developed PV-10 at SEC Pricing(3)	$4.3 Bn	$5.1 Bn(9)

Note: All amounts are approximations based on currently available information and estimates and are subject to change based on events and circumstances after the date hereof. Please see “Cautionary Statement Regarding Forward-Looking Information.”

Risk Management – Current Commodity Hedging

Crescent is approximately 60% hedged in 2022 at the midpoint of its production guidance range on a pro forma basis for the Uinta acquisition. The following table details the Company’s open commodity derivative contracts as of February 28, 2022.

	WTI		Brent		Natural Gas		NGLs
	Volume (MBbl)	Avg Price ($/Bbl)	Volume (MBbl)	Avg Price ($/Bbl)	Volume (BBtu)	Avg Price $/MMBtu	Volume (MBbl)	Avg Price $/Bbl
Q1’22	2,862	$61.67	123	$56.35	22,534	$2.79	914	$17.20
Q2’22	2,714	$61.59	125	$56.35	21,690	$2.77	873	$17.13
Q3’22	2,690	$61.15	126	$56.36	20,634	$2.76	610	$29.87
Q4’22	2,534	$60.78	126	$56.36	20,180	$2.78	587	$29.74
FY’23	7,932	$59.20	527	$52.52	57,278	$2.54	--	--
FY’24	5,537	$63.45	217	$65.31	9,604	$3.30	--	--

Note: Includes hedges from January 1, 2022 through December 31, 2024. Included in the figures above are minor Henry Hub collar positions totaling 510 BBtu, 550 BBtu, and 9,150 BBtu in Q1 2022, 2023 and 2024, respectively. For the same periods, these collars have a weighted average floor price of $3.00 / MMBtu, $2.63 / MMBtu and $3.00 / MMBtu, respectively and a weighted average ceiling price of $3.41 / MMBtu, $3.01 / MMBtu and $3.87 / MMBtu, respectively. Weighted average price for collar positions in the table above calculated using February 28, 2022 strip pricing.

Full Year 2021 Conference Call Information

Crescent plans to host a conference call to discuss full-year 2021 financial and operating results as well as its 2022 outlook. Details are below. A webcast replay will be available on the website following the call. In connection with the call, Crescent has provided information in an earnings presentation on its website, www.crescentenergyco.com, regarding its full-year 2021 financial and operating results.

Date: Thursday, March 10, 2022

Time: 10 a.m. CT (11 a.m. ET)

Conference Dial-In: 877-407-0989 / 201-389-0921 (Domestic / International)

Webcast Link: https://ir.crescentenergyco.com/events-presentations/

(1)

Includes $391 million of unrealized derivative losses and $199 million of expense related to an early settlement of certain outstanding derivative oil commodity contracts for open positions associated with calendar years 2022 and 2023. Subsequent to the settlement, the Company entered into new commodity derivative contracts at prevailing market prices.

(2)

Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Measures” for discussion and reconciliations of such measures to their most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

(3)	Standardized measure, PV-10 and proved developed reserve estimates based on SEC methodology, including pricing of $66.56 per Bbl for WTI oil and $3.60 per MMBtu for Henry Hub natural gas.
(4)	Dividends are subject to approval by the Board of Directors (the “Board”) and applicable law.
(5)	Calculated with estimated LTM Adjusted EBITDAX(2) as of March 31, 2022.
(6)	Annualized pro forma mid-point includes annualized cash flows from the acquisition.
(7)	In addition to its production, the Company projects generating $45-$50 million of Midstream and other revenue.
(8)

Includes costs that are indexed to commodity prices, including production taxes and certain other input costs, such as CO2 purchase costs related to CO2 flood asset in Wyoming. These commodity indexed operating expenses are based on $75/Bbl WTI and $3.75/MMBtu Henry Hub pricing, move in tandem with oil commodity prices and are partially offset by changes in our price realizations. Midstream operating expense reflected in Operating Expense.

(9)

$5.1 Bn of combined proved reserves includes (i) $4.3 Bn of Crescent standalone PV-10 based on reports prepared or audited by the Company’s third party reserve engineers in accordance with applicable rules and guidelines of the SEC and (ii) ~$0.8 Bn of PV-10 contribution from the pending Uinta transaction based upon internal management estimates.

About Crescent Energy Company

Crescent is a well-capitalized, U.S. independent energy company with a portfolio of assets in key proven basins across the lower 48 states and substantial cash flow supported by a predictable base of production. Crescent’s core leadership team is a group of experienced investment, financial and industry professionals who continue to execute on the strategy management has employed since 2011. The Company’s mission is to invest in energy assets and deliver better returns, operations and stewardship. For additional information, please visit www.crescentenergyco.com.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, including with respect to the Uinta Acquisition. The words and phrases “should”, “could”, “may”, “will”, “believe”, “plan”, “intend”, “expect”, “potential”, “possible”, “anticipate”, “estimate”, “forecast”, “view”, “efforts”, “goal” and similar expressions identify forward-looking statements and express the Company’s expectations about future events. All statements, other than statements of historical facts, included in this communication that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control. Such risks and uncertainties include, but are not limited to, the ability of the parties to consummate the Uinta Acquisition in a timely manner or at all; satisfaction of the conditions precedent to consummation of the transaction, including the ability to secure required consents and regulatory approvals in a timely manner or at all; the possibility of litigation (including related to the transaction itself),weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the impact of pandemics such as COVID-19, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries, the impact of armed conflict, including in Ukraine, the timing and success of business development efforts, and other uncertainties. Consequently, actual future results could differ materially from expectations. The Company assumes no duty to update or revise their respective forward-looking statements based on new information, future events or otherwise.

The transactions and outlook announced today is based on information currently available to the Company, depends on certain estimates and assumptions and is subject to change.

Historical Financial Information

As discussed above, Independence is the “predecessor” of Crescent for financial reporting purposes. As a result, unless otherwise indicated, the historical financial and operating data presented in this release for the period from January 1, 2021 through the closing of the Contango Merger on December 7, 2021 are those of Independence on a consolidated basis. The historical financial and operating data presented in this release as of December 31, 2021 and for the period from the closing of the Contango Merger through December 31, 2021 are those of Crescent. The historical information has been presented for informational purposes only and is not necessarily indicative of Crescent’s future financial position or results of operations.

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following selected unaudited pro forma condensed combined financial information of Crescent (the “selected pro forma information”) is based on the historical financial statements of Independence, as its predecessor, for the period from January 1, 2021 through December 6, 2021 and Crescent from December 7, 2021 through December 31, 2021. Under the acquisition method of accounting, Contango’s assets acquired and liabilities assumed by Crescent will be recorded at their fair values measured as of the acquisition date. The excess, if any, of the purchase price over the estimated fair values of Contango’s assets acquired and liabilities assumed will be recorded as goodwill.

The selected pro forma information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial statements of Crescent included in the Current Report on Form 8-K, which can be found at the SEC’s website at www.sec.gov and the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements of Independence and Contango and the accompanying notes thereto, each of which were also included on such Current Report on Form 8-K or the Current Report on Form 8-K/A filed on December 17, 2021, adjusted to give effect to the transactions discussed therein (the “Pro Forma Transactions”).

The selected pro forma information has been presented for informational purposes only and is not necessarily indicative of what Crescent’s actual financial position or results of operations would have been had the Pro Forma Transactions been completed as of the dates indicated. In addition, the selected pro forma information does not purport to project the future financial position or operating results of the post-combination business.

Crescent Income Statement

	Actual		Pro Forma Combined

(in thousands, except per share data)	For the year ended December 31, 2021	For the year ended December 31, 2020	For the year ended December 31, 2021
Revenues:
Oil	$883,087	$491,780	$1,112,024
Natural gas	354,298	149,317	550,791
Natural gas liquids	185,530	69,902	235,600
Midstream and other	54,062	43,222	69,421

Total revenues	1,476,977	754,221	1,967,836
Expenses:
Lease operating expense	243,501	202,180	—
Workover expense	10,842	6,385	—
Asset operating expense	45,940	39,023	—
Gathering, transportation and marketing	187,059	173,122	—
Production and other taxes	108,992	61,124	—
Operating expense	—	—	795,466
Depreciation, depletion and amortization	312,787	372,300	416,160
Impairment of oil and natural gas properties	—	247,215	761
Exploration expense	1,180	486	1,661
Midstream operating expense	13,389	9,472	15,355
General and administrative expense	78,342	16,542	171,327
Gain on sale of assets	(8,794)	—	(9,232)

Total expenses	993,238	1,127,849	1,391,498

Income (loss) from operations	483,739	(373,628)	576,338
Other income (expense):
Interest expense	(50,740)	(38,107)	(73,698)
Other income (expense)	120	341	5,926
Income from equity method investments	368	—	(1,529)
Gain on extinguishment of debt	—	—	3,369
Gain (loss) on derivatives	(866,020)	195,284	(970,659)

Total other income (expense)	(916,272)	157,518	(1,036,591)

Income (loss) before taxes	(432,533)	(216,110)	(460,253)
Income tax benefit (expense)	306	(14)	25,561

Net income (loss)	(432,227)	(216,124)	(434,692)
Less: net (income) loss attributable to Predecessor	339,168	118,649	—
Less: net (income) loss attributable to noncontrolling interests	14,922	97,475	3,570
Less: net loss attributable to redeemable noncontrolling interests	58,761	—	333,598

Net loss attributable to Crescent Energy	$(19,376)	$—	$(97,524)

Net Loss per Share:
Class A common stock - basic and diluted	$(0.46)		$(2.32)
Class B common stock - basic and diluted	$—		$—
Weighted Average Shares Outstanding:
Class A common stock - basic and diluted	41,954		41,954
Class B common stock - basic and diluted	127,536		127,536

Crescent Balance Sheet

	Actual

	December 31, 2021	December 31, 2020

	(in thousands, except share and unit data)
ASSETS
Current assets:
Cash and cash equivalents	$128,578	$36,861
Accounts receivable, net	321,855	111,821
Accounts receivable – affiliates	20,341	—
Derivative assets – current	—	30,926
Drilling advances	200	38,892
Prepaid and other current assets	8,644	1,948

Total current assets	479,618	220,448

Property, plant and equipment:
Oil and natural gas properties at cost, successful efforts method
Proved	6,043,602	4,910,059
Unproved	308,721	288,459

Oil and natural gas properties at cost, successful efforts method	6,352,323	5,198,518
Field and other property and equipment, at cost	144,318	138,371

Total property, plant and equipment	6,496,641	5,336,889
Less: accumulated depreciation, depletion, amortization and impairment	(1,941,528)	(1,694,742)

Property, plant and equipment, net	4,555,113	3,642,147
Goodwill	76,564	—
Derivative assets – noncurrent	579	22,352
Investment in equity affiliates	15,415	—
Other assets	30,173	22,422

TOTAL ASSETS	$5,157,462	$3,907,369

	Actual

	December 31, 2021	December 31, 2020

	(in thousands, except share and unit data)
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$337,881	$80,688
Accounts payable – affiliates	8,675	9,019
Derivative liabilities – current	253,525	26,392
Financing lease obligations – current	1,606	—
Other current liabilities	14,438	4,572

Total current liabilities	616,125	120,671
Long-term debt	1,030,406	751,075
Derivative liabilities – noncurrent	133,471	23,958
Asset retirement obligations	258,102	106,403
Deferred tax liability	82,537	—
Financing lease obligations – noncurrent	3,512	—
Other liabilities	13,652	12,102

Total liabilities	2,137,805	1,014,209
Commitments and contingencies
Redeemable noncontrolling interests	2,325,013	—
Equity:
Members’ equity – Class A units, no units and 1,220,421 units outstanding as of December 31, 2021 and 2020, respectively	—	2,716,892
Class A common stock, $0.0001 par value; 1,000,000,000 shares authorized and 43,105,376 shares issued and 41,954,385 shares outstanding as of December 31, 2021; no shares issued and outstanding as of December 31, 2020	4	—
Class B common stock, $0.0001 par value; 500,000,000 shares authorized and 127,536,463 shares issued and outstanding as of December 31, 2021; no shares issued and outstanding as of December 31, 2020	13	—
Preferred stock, $0.0001 par value; 500,000,000 shares authorized and 1,000 Series I preferred shares issued and outstanding as of December 31, 2021; no shares issued and outstanding as of December 31, 2020	—	—
Treasury stock, at cost; 1,150,991 shares of Class A common stock as of December 31, 2021 and no shares of Class A Common Stock as of December 31, 2020	(18,448)	—
Additional paid-in capital	720,016	—
Accumulated deficit	(19,376)	—
Noncontrolling interests	12,435	176,268

Total equity	694,644	2,893,160

TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$5,157,462	$3,907,369

Crescent Cash Flow Statement

	Actual

	For the year ended December 31, 2021	For the year ended December 31, 2020

	(in thousands)
Cash flows from operating activities:
Net income (loss)	$(432,227)	$(216,124)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	312,787	372,300
Impairment of oil and natural gas properties	—	247,215
Deferred income taxes (benefit)	(935)	—
Gain on sale of oil and natural gas properties	(8,794)	—
(Gain) loss on derivatives	866,020	(195,284)
Net cash (paid) received on settlement of derivatives	(535,269)	186,495
Non-cash equity-based compensation expense	39,919	(797)
Amortization of debt issuance costs and discount	7,647	4,941
Write-off of debt issuance costs	2,541	—
Write-off of other long-term assets and other	(928)	(29)
Changes in operating assets and liabilities:
Accounts receivable	(71,301)	14,652
Accounts receivable – affiliates	(20,333)	—
Prepaid and other current assets	39,986	17,886
Accounts payable and accrued liabilities	31,110	(15,138)
Accounts payable – affiliates	(358)	657
Other	3,282	(5,746)

Net cash provided by operating activities	233,147	411,028
Cash flows from investing activities:
Development of oil and natural gas properties	(155,607)	(126,164)
Acquisitions of oil and natural gas properties, net of cash acquired	(115,076)	—
Proceeds from the sale of oil and natural gas properties	25,723	9,362
Purchases of restricted investment securities – HTM	(8,537)	(9,071)
Maturities of restricted investment securities – HTM	11,703	9,052
Due from related party and other	(2,801)	(8,119)

Net cash used in investing activities	(244,595)	(124,940)
Cash flows from financing activities:
Proceeds from issuance of the Senior Notes, net of discount	490,625	—
Revolving Credit Facility borrowings	702,000	—
Revolving Credit Facility repayments	(159,000)	—
Payment of debt issuance costs	(14,611)	(3,333)
Prior Credit Agreement borrowings	53,900	275,850
Prior Credit Agreement repayments	(804,975)	(496,875)
Repayments of debt acquired in Merger Transactions	(140,000)	—
Member contributions	110	5,186
Noncontrolling interest contributions	35,460	—
Repurchase of noncontrolling interest	(2,462)	—
Member distributions	(35,331)	(61,422)
Noncontrolling interest distributions	(1,695)	(1,145)
Cash paid for treasury stock acquired for equity-based compensation tax withholding	(18,448)	—
Due to related party and other	(428)	9,650

Net cash provided by (used in) financing activities	105,145	(272,089)

Net change in cash, cash equivalents and restricted cash	93,697	13,999
Cash, cash equivalents and restricted cash, beginning of period	41,420	27,421

Cash, cash equivalents, and restricted cash, end of period	$135,117	$41,420

Reconciliation of Non-GAAP Measures

This release includes financial measures that have not been calculated in accordance with GAAP. These non-GAAP measures include Adjusted EBITDAX, Levered Free Cash Flow, Unhedged Adjusted EBITDAX, Adjusted Cash G&A and PV-10. These non-GAAP measures should be read in conjunction with the information contained in Crescent’s audited combined and consolidated financial statements prepared in accordance with GAAP.

Adjusted EBITDAX and Levered Free Cash Flow

Crescent defines Adjusted EBITDAX as net income (loss) before interest expense, realized (gain) loss on interest rate derivatives, income tax expense, depreciation, depletion and amortization, exploration expense, non-cash gain (loss) on derivatives, impairment of oil and natural gas properties, equity-based compensation, (gain) loss on sale of assets, other (income) expense, certain redeemable noncontrolling interest distributions made by Crescent Energy OpCo, LLC (“OpCo”) related to Management Compensation, nonrecurring expenses and transaction expenses. Management believes Adjusted EBITDAX is a useful performance measure because it allows for an effective evaluation of the Company’s operating performance when compared against its peers, without regard to financing methods, corporate form or capital structure. The Company excludes the items listed above from net income (loss) in arriving at Adjusted EBITDAX because these amounts can vary substantially within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDAX. The Company’s presentation of Adjusted EBITDAX should not be construed as an inference that its results will be unaffected by unusual or nonrecurring items. Crescent’s computations of Adjusted EBITDAX may not be identical to other similarly titled measures of other companies. In addition, the Company’s Credit Agreement and the notes include a calculation of Adjusted EBITDAX for purposes of covenant compliance.

Crescent defines Levered Free Cash Flow as Adjusted EBITDAX less interest expense, excluding noncash deferred financing cost amortization, realized gain (loss) on interest rate derivatives, current income tax provision, tax-related redeemable noncontrolling interest distributions made by OpCo and development of oil and natural gas properties. Levered Free Cash Flow does not take into account amounts incurred on acquisitions. Levered Free Cash Flow is not a measure of performance as determined by GAAP. Levered Free Cash Flow is a supplemental non-GAAP performance measure that is used by Crescent’s management and external users of its financial statements, such as industry analysts, investors, lenders and rating agencies. Management believes Levered Free Cash Flow is a useful performance measure because it allows for an effective evaluation of operating and financial performance and the ability of the Company’s operations to generate cash flow that is available to reduce leverage or distribute to equity holders. Levered Free Cash Flow should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure, or as an indicator of actual operating performance or investing activities. The Company’s computations of Levered Free Cash Flow may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of pro forma Adjusted EBITDAX (non-GAAP) and pro forma Levered Free Cash Flow (non-GAAP) to pro forma net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	Actual		Pro Forma Combined

	For the year ended December 31, 2021	For the year ended December 31, 2020	For the year ended December 31, 2021

	(in thousands)
Net income (loss)	$(432,227)	$(216,124)	$(434,692)
Adjustments to reconcile to Adjusted EBITDAX:
Interest expense	50,740	38,107	73,698
Realized (gain) loss on interest rate derivatives	7,373	12,435	7,373
Income tax expense (benefit)	(306)	14	(25,561)
Depreciation, depletion and amortization	312,787	372,300	416,160
Exploration expense	1,180	486	1,661
Non-cash (gain) loss on derivatives	330,368	(10,910)	391,347
Impairment of oil and natural gas properties	—	247,215	761
Non-cash equity-based compensation expense	39,919	(797)	65,010
(Gain) loss on sale of assets	(8,794)	—	(9,232)
Other (income) expense	(120)	(341)	(9,295)
Certain redeemable noncontrolling interest distributions made by OpCo related to Management Compensation	(2,706)	—	(40,107)
Transaction and nonrecurring expenses(1)	23,149	22,679	46,191
Early settlement of derivative contracts(2)	198,688	—	198,688

Adjusted EBITDAX (non-GAAP)	$520,051	$465,064	$682,002
Adjustments to reconcile to Levered Free Cash Flow:
Interest expense, excluding non-cash deferred financing cost amortization	(40,551)	(33,166)	(59,193)
Realized (gain) loss on interest rate derivatives	(7,373)	(12,435)	(7,373)
Current income tax provision	(629)	(14)	84
Current tax-related redeemable noncontrolling interest distributions by OpCo	—	—	—
Development of oil and natural gas properties	(194,828)	(110,126)	(231,646)

Levered Free Cash Flow (non-GAAP)	$276,670	$309,323	$383,874

(1)

Transaction and nonrecurring expenses primarily relate to legal, consulting and other fees incurred for certain acquisitions and restructuring transactions in 2020 and 2021, as well as the termination of a midstream contract at the Eagle Ford business in 2020.

(2)

Represents the settlement in June 2021 of certain outstanding derivative oil commodity contracts for open positions associated with calendar years 2022 and 2023. Subsequent to the settlement, the Company entered into new commodity derivative contracts at prevailing market prices.

Due to the forward-looking nature of certain non-GAAP measures presented in this release for the year ending December 31, 2022, including Adjusted EBITDAX, Levered Free Cash Flow and Adjusted Cash G&A for such period, no reconciliations of the non-GAAP measures to their most directly comparable GAAP measure is available without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various reconciling items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. Accordingly, such reconciliations are excluded from this release. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Unhedged Adjusted EBITDAX

Crescent defines Unhedged Adjusted EBITDAX as Adjusted EBITDAX plus realized (gain) loss on commodity derivatives. Management believes Unhedged Adjusted EBITDAX is a useful performance measure because it allows for an effective evaluation of the Company’s operating performance when compared against its peers, without regard to commodity derivatives, which can vary substantially within its industry depending upon peers hedging strategies and when hedges were entered into. Unhedged Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure. Certain items excluded from Unhedged Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s realized derivative loss or gain, cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Unhedged Adjusted EBITDAX. The Company’s presentation of Unhedged Adjusted EBITDAX should not be construed as an inference that its results will be unaffected by unusual or nonrecurring items. Crescent’s computations of Unhedged Adjusted EBITDAX may not be identical to other similarly titled measures of other companies.

The following table presents a reconciliation of pro forma Unhedged Adjusted EBITDAX (non-GAAP) to pro forma Adjusted EBITDAX (non-GAAP). In the table above, pro forma Adjusted EBITDAX (non-GAAP) is reconciled to pro forma net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	Actual		Pro Forma Combined

	For the year ended December 31, 2021	For the year ended December 31, 2020	For the year ended December 31, 2021

	(in thousands)
Adjusted EBITDAX (non-GAAP)	$520,051	$465,064	$682,002
Plus realized (gain) loss on commodity derivatives	329,590	(196,809)	373,250

Unhedged Adjusted EBITDAX (non-GAAP)	$849,641	$268,255	$1,055,252

Adjusted Cash G&A

Crescent defines Adjusted Cash G&A as General and Administrative Expense, excluding noncash equity-based compensation, and including certain redeemable noncontrolling interest distributions made by OpCo related to the Management Compensation.

PV-10

Pre-tax present value discounted at ten percent (“PV-10”) is a considered non-GAAP measure. The most directly comparable GAAP financial measure is standardized measure of discounted future net cash flows. Neither PV-10 nor standardized measure represent an estimate of the fair market value of Crescent’s oil and natural gas properties. The Company believes that the presentation of PV-10 is relevant and useful to investors as supplemental disclosure to the standardized measure of future net cash flows, or after tax amount, because it presents the undiscounted or discounted, as applicable, future net cash flows attributable to reserves prior to taking into account future income taxes and the Company’s current tax structure. Crescent and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities. Investors should be cautioned that neither PV-10 nor standardized measure represent an estimate of the fair market value of Crescent’s proved reserves.

	Actual		Pro Forma Combined

	For the year ended December 31, 2021	For the year ended December 31, 2020	For the year ended December 31, 2021

	(in thousands)
Standardized measure of discounted future net cash flows	$4,958,300	$1,327,860	$4,958,300
Tax annual discount of 10% for estimated timing	200,524	16,131	200,524

Total Proved PV-10	$5,158,824	$1,343,991	$5,158,824

Company Contact

For additional information, please reach out to IR@crescentenergyco.com.